UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2019

Medicine Man Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36868	46-5289499
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

4880 Havana Street, Suite 201 Denver, Colorado	80239
(Address of principal executive offices)	(Zip Code)

(303) 371-0387

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 6, 2019 (the “Execution Date”), Medicine Man Technologies (the “Company”), a Nevada corporation, entered into a binding term sheet (the “Term Sheet”) with Ahab, LLC, Garden Greens, LLC, Syls LLC, Heartland Industries, LLC and Tri City Partners LLC, which entities operate under the name “Strawberry Fields” (collectively, the “Targets”) pursuant to which the Company will purchase 100% of the capital stock or assets of the Targets, except for certain assets as outlined in the Term Sheet (the “Acquisition”).

As consideration, the Company shall pay a total purchase price of $31,000,000 (the “Purchase Price”) consisting of $14,000,000 in cash and 5,704,698 shares of its common stock, par value $0.001 per share. The 5,704,698 shares was determined by averaging the closing price of Company’s common stock for the five (5) days prior to August 22, 2019, which equated to $2.98 per share.

A portion of the stock consideration will be subject to certain trading restrictions in the first six months after issuance, to be defined in the Long-Form Agreement, as defined below. In addition, claw-back language for fifteen percent (15%) of the stock consideration will also be included in the Long-Form Agreement, as defined below.

The Purchase Price is predicated on projected 2019 and 2020 annual gross revenues of the Targets, with an EBITDA margin of no less than 18.5% of net revenues for 2019 and 2020, and may be subject to adjustment in certain instances as will be outlined in the Long-Form Agreement (as defined below). However, no adjustment in the Purchase Price will be made if the variation between Targets’ actual and projected sales for 2019 and 2020 are plus or minus 10%.

The Term Sheet provides for a closing on or before May 31, 2020, unless the parties agree to an extension.

The obligations of the Company and the Targets under the Term Sheet and the Long-Form Agreement (as defined below), as applicable, are conditioned upon the satisfaction or mutual waiver of certain closing conditions (the “Conditions”) on or before May 31, 2020 or unless the parties agree to a mutual extension, including the following:

i.	regulatory approval relating to all applicable filings and expiration or early termination of any applicable waiting periods;
ii.	regulatory approval of the Marijuana Enforcement Division and applicable local licensing authority approval;
iii.	receipt of all material necessary, third party, consents and approvals;
iv.	each party's compliance in all material respects with the respective obligations under the Term Sheet;
v.	a tax structure that is satisfactory to both the Company and the Targets;
vi.	the execution of leases and employment agreements that are mutually acceptable to each party;
vii.	that the Company’s stock remains publicly traded at the closing; and
viii.	that the Company’s stock price is greater than $2.00 per share at closing (if otherwise, the parties will simply recalculate in good faith the shares portion of the Purchase Price).

The Term Sheet also contemplates the entry into employment agreements with Michael Kwesell and Richard Kwesell, managing members of the Targets, as a condition to closing.

Under the terms of the Term Sheet, the Company and the Targets agreed to mutual indemnification upon the terms and conditions outlined therein.

The Term Sheet contemplates the parties entering into a long-form agreement and other ancillary documents to memorialize the Acquisition (the “Long-Form Agreement”) upon the conclusion of all standard legal and business due diligence.

The Long-Form Agreement will include a commitment by the Company to fund up to $800,000 in store and architectural improvements for two of the Targets’ existing stores after closing. The Targets may terminate the Long-Form Agreement if the Company suffers a material adverse event such as the Company’s stock is de-listed or the regulatory approval for licensing transfer is denied by the Colorado Marijuana Enforcement Division after reasonable applications and appeals are satisfied.

On September 11, 2019, the Company issued a press release with respect to the foregoing, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 11, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Medicine Man Technologies, Inc.

Date: September 11, 2019	By: /s/ Andrew Williams
Andrew Williams
Chief Executive Officer